Holly Energy Partners Declares Quarterly Distribution; 34th Consecutive Quarterly Distribution Increase

Increases quarterly distribution to $0.4775 per unit from $0.47 per unit

DALLAS, TX, April 26, 2013 – The Board of Directors of Holly Energy Partners, L.P. (NYSE:HEP) has declared a cash distribution of $0.4775 per unit for the first quarter of 2013. For the prior quarter, $0.47 was distributed to unitholders. This distribution, which represents a 6.7% increase over the split adjusted $.4475 per unit distribution declared for the first quarter of 2012, marks the thirty‐fourth consecutive quarterly increase. Holly Energy has increased its distribution to unitholders every quarter since becoming a publicly-traded partnership in July 2004. The distribution will be paid May 15, 2013 to unitholders of record May 6, 2013.

Holly Energy will announce its first quarter of 2013 earnings on Tuesday, April 30, 2013, before the opening of trading on the NYSE. The partnership will hold a webcast conference on April 30, 2013 at 4:00 pm Eastern time to discuss financial results.

The webcast may be accessed at: https://event.webcasts.com/starthere.jsp?ei=1015237.

This release is intended to be a qualified notice under Treasury Regulation Section 1.1446‐4(b). Please note that one hundred percent (100.0%) of Holly Energy Partner’s distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, Holly Energy Partner’s distributions to foreign investors are subject to federal income tax withholding at the highest applicable effective tax rate.

About Holly Energy Partners, L.P.:
Holly Energy Partners, L.P., headquartered in Dallas, Texas, provides petroleum product and crude oil transportation, tankage and terminal services to the petroleum industry, including HollyFrontier Corporation, which currently owns a 39% interest (including a 2% general partner interest) in Holly Energy. Holly Energy owns and operates petroleum product and crude pipelines, tankage, terminals and loading facilities located in Texas, New Mexico, Arizona, Oklahoma, Washington, Idaho, Utah, Kansas and Wyoming. In addition, Holly Energy owns a 75% interest in UNEV Pipeline, LLC, the owner of a Holly Energy operated refined products pipeline running from Salt Lake City, Utah to Las Vegas, Nevada, and related product terminals and a 25% interest in SLC Pipeline LLC, a 95-mile intrastate pipeline system serving refineries in the Salt Lake City, Utah area.

Information about Holly Energy Partners, L.P. may be found on its website at http://www.hollyenergy.com.

FOR FURTHER INFORMATION, Contact:
Julia Heidenreich, Vice President, Investor Relations

M. Neale Hickerson, Investor Relations
Holly Energy Partners, L.P.
214/954-6511